                                                   ----------------------------
                                                           OMB APPROVAL
                                                   OMB NUMBER:        3235-0145
                                                   EXPIRES:   DECEMBER 31, 1997
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE ... 14.90
                                                   ----------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                              (Amendment No. 10)*


                              Pope Resources, Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                              Depository Receipts
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   732857107
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

               CONFORMED COPY TO FILING MADE ON FEBRUARY 12, 1996

-------------------                                          ------------------
CUSIP NO. 732857107                   13G                    PAGE __ OF__ PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              PETER B. CANNELL & CO., INC.
              13-3346990
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY


-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                        49,575
  NUMBER OF   -----------------------------------------------------------------
   SHARES     6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH      -----------------------------------------------------------------
  REPORTING   7    SOLE DISPOSITIVE POWER
 PERSON WITH
                        49,575
              -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              49,575 which consists solely of depository receipts
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.53%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

              IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:

                        Pope Resources, Ltd.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                        19245 Tenth Avenue N.E.
                        Poulsbo, WA 98370

Item 2(a).    Name of Person Filing:

                        Peter B. Cannell & Co., Inc.

Item 2(b).    Address of Principal Business Office:

                        919 Third Avenue, New York, NY  10022

Item 2(c).    Citizenship:

                        Delaware Corporation

Item 2(d).    Title of Class of Securities:

                        Depository Receipts

Item 2(e).    CUSIP No. 732857107

Item 3.            Person filing statement is:

       (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.            Ownership:

       (a)         Amount Beneficially Owned:  49,575

       (b)         Percent of Class:  5.53%

       (c)         Number of shares as to which such person has:
                   (iii) sole power to dispose or to direct the
                   disposition of:                                   49,575

Item 5.            Ownership of Five Percent or less:  N/A

Item 6.            Ownership of More than Five Percent:  N/A

Item 7.            Identification and Classification of the Subsidiary:  N/A.

Item 8.            Identification and Classification of Members of Group:  N/A.

Item 9.            Notice of Dissolution:  N/A.

Item 10.           Certification.


                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            April 15, 1997
                                            ------------------------------
                                            (Date)


                                            Patricia Kogan
                                            ------------------------------
                                            (Signature)


                                            Patricia Kogan, Vice President
                                            ------------------------------
                                            (Name/Title)